Exhibit 32.1

Certification*

In connection with the Quarterly Report on Form 10-Q of Statera Biopharma, Inc. (the “Company”) for the quarter ended June 30, 2022, as filed with the Securities and Exchange Commission on the date hereof (the “Quarterly Report”), pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. §1350), each of Michael K. Handley, Chief Executive Officer of the Company, and Christopher Zosh, Interim Principal Financial Officer of the Company, hereby certifies that, to the best of his knowledge:

1.	The Quarterly Report fully complies with the requirements of Section 13(a) or Section 15(d) of the Exchange Act; and

2.

The information contained in the Quarterly Report fairly presents, in all material respects, the financial condition and results of operations of the Company for the period covered by the Quarterly Report.

Dated: October 28, 2022	By:	/s/ Michael K. Handley
Michael K. Handley
Chief Executive Officer
(Principal Executive Officer)

Dated: October 28, 2022	By:	/s/ Christopher Zosh
Christopher Zosh
Executive Vice President of Finance
(Interim Principal Financial Officer)

*

This certification accompanies the Quarterly Report to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Quarterly Report). It will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.